THIS DEBENTURE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE "SECURITIES"), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR ELIGIBLE TO BE OFFERED OR SOLD PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO COMPANY COUNSEL, CONFIRMING THAT SUCH EXEMPTIONS ARE AVAILABLE.

                            MY SCREEN MOBILE, INC.
                       Unsecured Convertible Debenture
                             December 16, 2009

No.  GFE-1                                                  US$2,000,000

       This Unsecured Convertible Debenture (the "Debenture") is issued on December 16, 2009 (the "Closing Date") by My Screen Mobile, Inc., a Delaware corporation (the "Company"), to Global Financial Enterprises, LLC, a Florida limited liability company (together with its permitted successors and assigns, the "Holder") pursuant to exemptions from registration under the Securities Act of 1933, as amended.

                                  ARTICLE I.

       Section 1.01	Principal and Interest.  For value received, the
Company hereby promises to pay to the order of the Holder on December 16, 2012 (the "Maturity Date") in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million U.S. Dollars (US$2,000,000) together with interest on the unpaid principal of this Debenture at the rate of five percent (5%) per annum simple interest (the "Interest Rate") from the date hereof until paid, as more specifically provided in Section 1.05 below.

       Section 1.02	Optional Conversion.  The Holder is entitled at
its option to convert, at any time and from time to time after the Closing Date and until this Debenture is no longer outstanding, all or any part of the principal amount of the Debenture, plus accrued and unpaid interest, into shares (the "Conversion Shares") of the Company's common stock, par value US$.001 per share ("Common Stock"), at the price per share equal to US One Dollar and Five Cents
(US$1.05) (the "Conversion Price"), subject to adjustment as herein provided. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof. No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share. To convert this Debenture, the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit "A" to this Debenture, with appropriate insertions (the "Conversion Notice"), to the Company at its address as set forth herein. The date upon which the conversion shall be effective (the "Conversion Date") shall be deemed to be the date set forth in the Conversion Notice.

       Section 1.03	Reservation of Common Stock.  The Company shall
reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion, based upon the Conversion Price. If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, the Company shall take such action as is required to increase the number of Conversion Shares authorized and available in accordance with the terms and provisions of the Securities Purchase Agreement entered into between the Company and the Holder pursuant to which this Debenture was issued (the "SPA").

       Section 1.04	Mandatory Conversion.  The Company is entitled to
require that the Holder convert all or any portion of this Debenture on the terms set forth herein upon the achievement of either: (a) the Company having audited full year net income in excess of US One
Million Dollars (US$1,000,000) or (b) the Company having audited full year revenues in excess of US Ten Million Dollars (US$10,000,000).

       Section 1.05	Interest.

             (1)	Payment of Interest in Cash. The Company shall pay
interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the Interest Rate, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Closing Date, on each Conversion Date (as to that principal amount then being converted) and on the Maturity Date (each such date, an "Interest Payment Date") (if any Interest Payment Date is not a business day, then the applicable payment shall be due on the next succeeding business day), in cash, by wire transfer to an account designated by the Holder. Holder shall deduct the first (1st) interest payment from the proceeds of the First Closing (as defined in the SPA).

             (2)	Interest Calculations. Interest shall be calculated on
the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Closing
Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

             (3)	Late Fee. All overdue accrued and unpaid interest to be
paid hereunder shall entail a late fee at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law ("Late Fees") which shall accrue daily from the date such interest is due hereunder through and including the date of payment in full.

             (4)	Prepayment. Except as otherwise set forth in this
Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

       Section 1.06	Mechanics of Conversion.

             (1)	Conversion Shares Issuable Upon Conversion of Debenture.
The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted, by (y) the Conversion Price then in effect.

             (2)	Delivery of Certificate Upon Conversion. Not later than
ten (10) business days after each Conversion Date (the "Share Delivery
Date"), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion
Shares representing the number of Conversion Shares being acquired upon the conversion of this Debenture and (B) a bank check (or evidence of a wire transfer to Holder's account) in the amount of accrued and unpaid interest to the extent any such interest was not converted hereunder.

             (3)	Failure to Deliver Certificates. If in the case of any
Notice of Conversion such certificate or certificates are not delivered to or as directed by the Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates representing the principal amount of this Debenture unsuccessfully tendered for conversion to the Company.

             (4)	Obligation Absolute; Partial Liquidated Damages. The
Company's obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof in accordance with the terms of this Debenture, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Debenture, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 1.06(2) by the Share Delivery Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $0.50 per day for each day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 3.01 hereof for the Company's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

             (5)	Transfer Taxes. The issuance of certificates for shares
of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                                  ARTICLE II.

       Section 2.01	Amendments and Waiver of Default.  The Debenture
may not be amended. Notwithstanding the above, without the consent of the Holder, the Debenture may be amended to cure any ambiguity, defect or inconsistency, or to provide for assumption of the Company obligations to the Holder.

                                  ARTICLE III.

       Section 3.01	Events of Default.  An Event of Default is
defined as follows: (a) failure by the Company to pay amounts due hereunder within ten (10) days of the date any such amounts are due;
(b) failure by the Company's transfer agent to issue Common Stock to the Holder within five (5) business days of the Company's receipt of the attached Notice of Conversion from Holder; (c) failure by the Company for ten (10) days after notice to it to comply with any of its other agreements in the Debenture; (d) any event of bankruptcy or insolvency by the Company; (e) a breach by the Company of its obligations under the SPA which is not cured by the Company within ten
(10) days after receipt of written notice thereof. Upon the occurrence of an Event of Default, the interest on this Debenture shall immediately accrue at an Interest Rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may convert all debentures outstanding and accrued interest thereon into shares of Common Stock pursuant to
Section 1.02 herein. In connection with the Holder's rights hereunder upon an Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

                                  ARTICLE IV.

       Section 4.01     Adjustments.

             (1)	Stock Dividends and Stock Splits.  If the Company, at any
time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on outstanding shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares,
(iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

             (2)	Subsequent Equity Sales.  If, at any time while this
Debenture is outstanding, the Company or any of its subsidiaries, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any Common
Stock or any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock ("Common Stock Equivalents") (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Debenture), entitling any person or entity to acquire shares of Common
Stock at an effective price per share that is lower than the then
Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base
Conversion Price, provided however, that with regard to any issuance pursuant to an investment into the Company closing on or prior January
30, 2010 for a minimum of Ten Million Dollars ($10,000,000), so long as a minimum of Five Million Dollars ($5,000,000) is received by the Company on or prior to January 30, 2010, then the Conversion Price shall be reduced to one half of the difference between the Conversion
Price and the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 4.01(2) in respect of an "Exempt Issuance" (as hereinafter defined). If the Company enters into a "Variable Rate Transaction" (as hereinafter defined), the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than one (1) business day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4.01(2), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4.01(2), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. For purposes of this Debenture, the term "Exempt
Issuance" means the issuance of: (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, and (b) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person or entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. For purposes of this Debenture, the term "Variable Rate Transaction" means a transaction in which the Company: (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either: (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common
Stock, or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

             (3)	Subsequent Rights Offerings.  If the Company, at any time
while the Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the closing bid price per share of Common Stock as reported on the Principal Trading Market (as defined in the SPA)(the "Closing Bid Price") on the record date referenced below, then the Conversion Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants, plus the number of additional shares of Common
Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such Closing Bid Price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

             (4)	Pro Rata Distributions. If the Company, at any time while
this Debenture is outstanding, distributes to all holders of Common
Stock (and not to the Holder) evidences of its indebtedness or assets
(including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 4.01(2)), then in each such case the Conversion
Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the Closing Bid Price determined as of the record date mentioned above, and the numerator of which shall be such Closing Bid Price on such record date, less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one (1) outstanding share of Common Stock, as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one (1) share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

             (5)	Fundamental Transaction. If, at any time while this
Debenture is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the "Alternate
Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental
Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder's right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4.01(5) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

             (6)	Calculations.  All calculations under this Section 4.01
shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4.01, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock
(excluding any treasury shares of the Company) issued and outstanding.

             (7)	Notice to the Holder.

                    (a)	Adjustment to Conversion Price.  Whenever the
Conversion Price is adjusted pursuant to any provision of this Section 4.01, the Company shall promptly deliver to Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                    (b)	Notice to Allow Conversion by Holder.  If: (A) the
Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common
Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Company's records, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

                                  ARTICLE V.

       Section 5.01	Holder Not Deemed a Stockholder.  Except as
otherwise specifically provided herein (specifically including, without limitation, Section 4.01(7) above), no holder, as such, of this Debenture shall be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Debenture be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Conversion Shares which he or she is then entitled to receive upon the conversion of this Debenture. Notwithstanding this Section 6.01, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

                                  ARTICLE VI.

       Section 6.01	Notice.  Any notices, consents, waivers or other
communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of receipt is received by the sending party, transmission is mechanically or electronically generated and kept on file by the sending party); or
(iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:

My Screen Mobile, Inc.

70 Yorkville Ave.
Suite 300
Toronto, Ontario, M5R 1B9
Attention:  Maurizio Angelone, CEO
Facsimile: (416) 413-9806


With a copy to:

James G. Dodrill II, P.A.
5800 Hamilton Way
Boca Raton, FL  33496
Attention:	James Dodrill, Esq.
Telephone:	(561) 862-0529
Facsimile:	(561) 892-7787


If to the Holder:

Global Financial Enterprises, LLC
7080 IsleGrove Place
Boca Raton, FL  33433
Attn:  Sam Halim, Manager
Telephone:  (561) 702-6712



With a copy to:

David Kahan, P.A.
3125 W. Commercial Blvd., Suite 100
Ft. Lauderdale, FL 33309
Attention:  David Kahan, Esq.
Telephone: (954) 548-3930
Facsimile: (954) 548-3910



Each party shall provide five days' prior written notice to the other party of any change in address or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, facsimile, waiver or other communication, or (B) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

       Section 6.02	Governing Law.  This Debenture shall be deemed to
be made under and shall be construed in accordance with the laws of the State of Florida without giving effect to the principals of conflict of laws thereof. Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the Southern
District of the State of Florida or the state courts of the State of Florida sitting in Palm Beach County, Florida in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

       Section 6.03	Compliance with Securities Laws on Transfer.
This Debenture and the shares of Common Stock underlying this Debenture (collectively, the "Securities") may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company).

       Section 6.04	Severability.  The invalidity of any of the
provisions of this Debenture shall not invalidate or otherwise affect any of the other provisions of this Debenture, which shall remain in full force and effect.

       Section 6.05	Entire Agreement and Amendments.  This Debenture,
the SPA and the "Transaction Documents" (as defined in the SPA) represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

       Section 6.06	Counterparts.  This Debenture may be executed in
multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute on instrument.

       Section 6.07	Lost or Mutilated Debenture.  If this Debenture
shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new
Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

       IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.

                                       MY SCREEN MOBILE, INC.


                                       By: /s/ Maurizio Angelone
                                       Name:	Maurizio Angelone
                                       Title:	CEO

                                  EXHIBIT "A"

                             NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Debenture)

TO:


       The undersigned hereby elects to convert US$
	 of the principal amount of the above Debenture into shares of Common Stock of My Screen Mobile, Inc., according to the conditions stated therein, as of the Conversion Date written below.
Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:                 US$
Amount of Debenture unconverted:        US$
Conversion Price per share:             US$
Number of shares of
Common Stock to be
issued:

Please issue the shares
of Common Stock in the
following name and to
the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number: